Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the 28st day of September, 2005, by and between Hyperspace Communications, Inc., a corporation organized and existing under the laws of the State of Colorado, with its principal place of business located at 8480 E. Orchard Road, Greenwood Village, Colorado 80111 and its wholly owned subsidiaries (collectively, “HCO”) and Angela Blatteis (“Consultant”), an individual, with an address of Investment Advisory Group, 1940 Century Park East, Suite 200, Los Angeles, CA 90867 (jointly referred to herein as the “Parties”).

IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND CONDITIONS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.

Description of Work. Consultant shall provide the services described on the Statement of Work attached to this Agreement as Exhibit “A” (the “Services”), which is incorporated here in by reference. Exhibit A may be amended or supplemented in writing from time to time, with such other related tasks as the Parties agree. Consultant shall use her best efforts in performing the Services.

2.	Relationship of Parties. Consultant agrees to the following terms and conditions with respect to her relationship concerning HCO:
a.

Independent Consultant. Consultant shall act as an independent consultant and not as an agent or employee of HCO. Nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship between Consultant and HCO.

	b.	No Benefits. Consultant shall not be entitled to any employee benefits.
c.

Taxes and Records. Consultant accepts full and complete responsibility for filing all tax returns and paying all taxes that may be required or due for payments received by Consultant under the terms and conditions of this Agreement. Consultant shall be solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing the Services under this Agreement.

3.

Payment. HCO shall pay Consultant for the performance of the Services rendered in the amount as set forth in Exhibit A, subject to the terms and conditions therein. Consultant shall not be entitled to any compensation other than specified in this Agreement and such amounts as she is entitled to receive as a member of the Board of Directors of HCO.

4.	Intellectual Property. Consultant agrees to the following terms and conditions with respect to intellectual property:
a.

Confidential Information. Other than in the performance of this Agreement, Consultant shall not use or disclose to any person or entity any HCO “Confidential Information” (whether written, oral, electronic or other form), which is, or has previously been, obtained from HCO or otherwise prepared or discovered in the performance of the Services under this Agreement. “Confidential Information” shall include, without limitation, all work product (as defined below), all information designated by HCO as confidential, all information or data concerning or related to HCO’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales costs, profits, pricing methods, organization, customer lists and employee lists), and any information obtained through access to any information systems (including, but not limited to, computers, networks, voicemail, electronic mail, etc.) which, if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential or proprietary.

b.

Work Product. All Work Product shall belong to HCO. Consultant shall deliver all Work Product to HCO, either upon HCO’s request, or upon the earlier of the expiration or termination of this Agreement. “Work Product” shall mean reports, lists, analysis, models, devices, instructional materials, and anything else the Consultant produces in connection with rendering any performance under this Agreement.

	c.	Survival. The obligations under this Section and its subparts shall continue perpetually and survive the termination or expiration of this Agreement.

5.

Non-Solicitation. For the term of this Agreement and for a period of twelve (12) months thereafter, Consultant will not, either directly or indirectly: (a) encourage, solicit or otherwise persuade any employee of HCO to leave the employment of HCO, or (b) hire any employee of HCO.

6.	Assignment and Successor Liability. This Agreement may not be assigned or transferred without HCO’s prior written consent.
7.	Notices. All notices under this Agreement must be in writing sent to the party at the address shown in the caption of this Agreement.
8.

Indemnification. Consultant shall indemnify, defend and hold HCO harmless from and against any liability arising out her performance hereunder. In no event shall HCO be liable for any special, indirect, incidental, consequential, or punitive damages.

9.

Term and Termination. This Agreement shall commence on the date described in Exhibit A (“Start Date”) and shall continue for a period of twelve (12) months (“Initial Term”), unless earlier terminated as provided herein, and shall continue thereafter on a month-to month basis unless terminated by either party, with or without cause, for any reason whatsoever, upon thirty (30) days prior written notice. During the Initial Term and thereafter, HCO may terminate this Agreement immediately upon written notice in the event of Consultant’s negligence or other material breach of this Agreement. HCO may terminate this Agreement upon thirty (30) days notice if Consultant ceases to maintain a relationship with Gores Technology Group substantially similar to her arrangement as of the date of this Agreement.

10.

Choice of Law and Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by an arbitrator mutually agreeable to both HCO and Consultant in Denver, Colorado, in accordance with the applicable arbitration rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereto

11.

Entire Agreement and Modification. This Agreement sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement. Notwithstanding the forgoing, Consultant agrees that any Non-Disclosure Agreements in place currently between Consultant and HCO shall remain in place and shall be in addition to the terms and conditions set forth herein. This Agreement may not be changed except by writing and signed by both Parties. The terms of this Agreement shall govern all services undertaken by Consultant.

HYPERSPACE COMMUNICATIONS, INC	ANGELA BLATEIS

Signature: /s/ John P. Yeors Name: John P. Yeors Title: Chief Executive Officer Date: September 28, 2005	Signature: /s/ Angela Blateis Date: September 28, 2005

EXHIBIT A

STATEMENT OF WORK

CONSULTANT:	ANGELA BLATTEIS

START DATE:	September 1, 2005

FEE:

RETAINER: $10,000 per month, payable on the fifteenth (15th) day of each calendar month, by check made payable to Angela Blatteis dba Investment Advisory Group and remitted to Angela Blatteis.

SUCCESS FEE: For mergers or acquisitions consummated by HCO : $100,000 in cash within 30 days after close, plus, at the discretion of the Board of Directors, options, restricted stock or restricted stock units in an amount not less than $25,000 or more than $100,000. Only transactions that (i) close during the term of this Agreement, or (ii) which are identified during the term of this Agreement and close within 6-months thereafter will be eligible for compensation. Nothing herein requires HCO to pursue or complete any transaction proposed by Consultant.

SERVICES: Consultant shall allocate approximately thirty five percent (35%) of her working time rendering consultation and other services as reasonably requested by HCO from time to time with respect to potential mergers and acquisitions by HCO. Consultant shall report to John Yeros. Consultant agrees that she is a non-independent member of the Board of Directors and further agrees that she will abstain from voting on all matters related to proposed mergers and acquisitions. .

EXPENSES: Consultant will be reimbursed for reasonable expenses incurred in connection with the performance of the Services under the Agreement, provided any expenses in excess of $500 must be approved in advance in writing by HCO.